WAIVER AND FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS WAIVER AND FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of April 29, 2011, is entered into by MARQUETTE BUSINESS CREDIT, INC., a Minnesota corporation ("Lender"), MENDOCINO BREWING COMPANY, INC., a California corporation ("Mendocino Brewing"), and RELETA BREWING COMPANY LLC, a Delaware limited liability company ("Releta Brewing" and, together with Mendocino Brewing, "Borrower"), with reference to the following facts:

RECITALS

A.           Lender and Borrower are parties to a Loan and Security Agreement, dated as of November 16, 2006 (as has been or may be amended, supplemented, replaced, restated or otherwise modified, the "Loan Agreement"), pursuant to which Lender has provided certain credit facilities to Borrower.

B.           Events of Default (the "Existing Events of Default") exist under the Loan Agreement pursuant to Section 10.1(b) of the Loan Agreement because Borrower failed to comply with Section 9.1(b) of Schedule A to the Loan Agreement which requires Borrower to maintain a Fixed Charge Coverage Ratio of at least 1.05 to 1.00, for each calendar quarter that ended from March 31, 2009, through June 30, 2010.

C.           Borrower has requested that Lender waive the Existing Events of Default and make certain modifications to the Loan Agreement as set forth below.

D.           Lender is willing to provide such accommodations to the Borrower on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.
Defined Terms.  Any and all initially capitalized terms used in this Amendment (including, without limitation, in the Recitals to this Amendment) without definition shall have the respective meanings assigned thereto in the Loan Agreement.

2.
Waiver.  Lender hereby waives the occurrence of the Existing Events of Default.  Lender's waiver hereby of the Existing Events of Default shall constitute a waiver of only the Existing Events of Default specified in Recital B hereof on the dates specified therein, and shall not constitute a waiver of any other Default or Event of Default under the Loan Agreement or any of the other Loan Documents.

3.
Addition of Definition of Adjusted LIBOR Rate.  Section 1.1 of the Loan Agreement is hereby amended and supplemented to add a new definition of "Adjusted LIBOR Rate" in the appropriate alphabetical order as follows:

"'Adjusted LIBOR Rate' means the rate per annum  (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by Lender to be equal to the quotient obtained by dividing (a) the LIBOR Rate effective for any day by (b) 1 minus the Reserve Requirement."

4.	Deletion of Definition of Applicable Margin. The definition of "Applicable Margin" in Section 1.1 of Schedule A to the Loan Agreement is hereby amended and restated to read in full as follows:

"[Intentionally omitted]"

5.	Amendment to Definition of Base Rate. The definition of "Base Rate" in Section 1.1 of the Loan Agreement is hereby amended and restated to read in full as follows:

"'Base Rate' means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day, or (ii) the Adjusted LIBOR Rate plus two percent (2.00%), which Adjusted LIBOR Rate shall be determined by Lender on a daily basis (or, if such day is not a Business Day, on the preceding Business Day).  Any change in the Base Rate resulting from a change in either the Prime Rate or the Adjusted LIBOR Rate shall become effective on the day such change occurs."

6.	Addition of Definition of Business Day. Section 1.1 of the Loan Agreement is hereby amended and supplemented to add a new definition of "Business Day" in the appropriate alphabetical order as follows:

"'Business Day' means a day on which (a) Lender is open for business and (b) commercial banks are open with respect to the transaction of international commercial banking business (including dealings in Dollar deposits) in London, England."

7.	Amendment to Definition of Contract Rate. The definition of "Contract Rate" in Section 1.1 of Schedule A to the Loan Agreement is hereby amended and restated to read in full as follows:

"'Contract Rate' means a rate of interest per annum equal to the Base Rate in effect from time to time plus (a) with respect to the Revolving Loans, two percent (2.0%) and (b) with respect to the Capex Loans, the Term Loan and all of the other Obligations, three percent (3.0%).  The Contract Rate shall be automatically increased or decreased, as the case may be, without notice to Borrowers from time to time as of the effective date of each change in the Base Rate."

8.	Addition of Definition of LIBOR Rate. Section 1.1 of the Loan Agreement is hereby amended and supplemented to add a new definition of "LIBOR Rate" in the appropriate alphabetical order as follows:

"'LIBOR Rate' means, on any date of determination, the British Bankers' Association LIBOR Rate ('BBA LIBOR'), as published by Reuters (or other commercially available, generally recognized financial information source providing quotations of BBA LIBOR as determined by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the preceding Business Day) for dollar deposits in the amount of $1,000,000 with a maturity of one month."

9.	Addition of Definition of Prime Rate. Section 1.1 of the Loan Agreement is hereby amended and supplemented to add a new definition of "Prime Rate" in the appropriate alphabetical order as follows:

"'Prime Rate' means the rate per annum published from time to time in the 'Money Rates' table of The Wall Street Journal (or such other presentation within The Wall Street Journal as may be adopted hereafter for such information) as the base or prime rate for corporate loans at the nation's largest commercial banks (or if more than one such rate is published, the higher or highest of the rates so published).  If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal.  Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank."

10.
Addition of Definition of Reserve Requirement.  Section 1.1 of the Loan Agreement is hereby amended and supplemented to add a new definition of "Reserve Requirement" in the appropriate alphabetical order as follows:

"'Reserve Requirement' means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System for eurocurrency funding (currently referred to as 'Eurocurrency Liabilities' in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement."

11.	Enforceability of Indebtedness, Collateral and Transaction Documents. Borrower acknowledges and agrees that:

(a)	Lender has a valid, perfected and first priority security interest and lien upon all of the Collateral to secure the Obligations.

(b)	Each of the Loan Documents is in full force and effect, and is enforceable against Borrower and the Collateral in accordance with its respective terms.

(c)
Borrower has no defenses, offsets, recoupments or counterclaims to: (i) its obligation to pay all amounts from time to time owing and to perform all obligations required to be performed under the Loan Documents, (ii) enforcement of Lender's rights in and to the Collateral, or (iii) enforcement of any other of Lender's rights or remedies.

12.           Representations and Warranties.  Borrower represents and warrants to Lender that:

(a)
There exists no default, Default or Event of Default, or any other condition or occurrence of events that now constitute or with the passage of time or the giving of notice or both, would constitute a default, Default or Event of Default, under the Loan Agreement or any other Loan Document, other than the Existing Events of Default.

(b)	Each person executing and delivering this Amendment (other than Lender), has been duly authorized by all necessary corporate action.

(c)
All representations and warranties contained in the Loan Documents, except for those that speak as of a particular date, are and remain true and correct in all material respects as of the date of this Amendment.

13.
General Release.  Each Borrower (each a "Releasing Party" and collectively the "Releasing Parties") hereby releases, acquits and forever discharges Lender, its directors, officers, employees, agents, attorneys, affiliates, successors and assigns (collectively, the "Released Parties") of and from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses and compensation whatsoever, heretofore or hereafter arising from events or occurrences through the date of this Amendment, WHICH DO OR MAY EXIST, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, FORESEEN OR UNFORESEEN (collectively, the "Released Matters"), including, without limitation, any of the same arising from or related to anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way connected with the Loan Agreement, any of the Loan Documents, any other credit facilities provided or not provided, or any past or present deposit or other accounts (including, without limitation, "dominion of funds" accounts and lockbox arrangements) of any Releasing Party, including, without limitation, the manner and timing in which items were deposited or credited thereto or funds transferred therefrom or made available to any of the Releasing Parties, the honoring or returning of any checks drawn on any account, and any other dealings between any of the Releasing Parties and the Released Parties.  Each of the Releasing Parties hereby waives any and all rights which he or it has or may have under the provisions of Section 1542 of the California Civil Code as now worded and as hereafter amended, or any similar statute, rule or legal principle in effect in any other state, which Section presently reads as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Each Releasing Party acknowledges and agrees that this waiver and release is an essential and material term of this Amendment and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages of Releasing Parties in connection with the Released Matters.  Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters.  Each Releasing Party also understands that this release shall apply to all unknown or unanticipated results of the Released Matters, as well as those known and anticipated.  Each Releasing Party has consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.

14.
Integration.  This Amendment, and the documents referred to herein constitute the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

15.
Counterparts.  This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

16.
Costs and Expenses.  Borrower agrees to pay upon demand all of Lender's expenses, including without limitation attorneys' fees, charges and disbursements of outside counsel for Lender and the allocated costs of in-house counsel, incurred in connection with the preparation, negotiation, review, analysis, administration, enforcement or modification of, and collection and other litigation relating to, or arising out of the Loan Agreement or any other Loan Document, or any amounts owing thereunder.  Lender may pay someone else to help collect such amounts and to enforce the Loan Agreement or any other Loan Document, and Borrower will pay that amount.  This includes, subject to any limits under applicable law, Lender's attorneys' fees and legal expenses, whether or not there is a lawsuit, including attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), foreclosure costs, appeals, and any anticipated post-judgment collection services.  Borrower will pay any court costs, in addition to all other sums provided by law.

17.	Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws (as opposed to the conflicts of law principles) of the State of Minnesota.

18.
Further Assurances.  Borrower agrees to execute and deliver such other agreements, documents and instruments and take such other actions as Lender may reasonably request in connection with the transactions contemplated by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment by their respective duly authorized officers as of the date first above written.

MARQUETTE BUSINESS CREDIT, INC., a Minnesota corporation		MENDOCINO BREWING COMPANY, INC., a California corporation

By:	/s/ Xavier Gannon	By:	/s/ Mahadevan Narayanan
Name: Xavier Gannon		Name: Mahadevan Narayanan
Title: Vice President		Title: CFO

RELETA BREWING COMPANY LLC, a Delaware limited liability company

		By:	/s/ Yashpal Singh
Name: Yashpal Singh
Title: President & CEO